Exhibit 99.1

Spirit AeroSystems Completes Acquisition of Select Assets of Bombardier Aerostructures and Aftermarket Services Businesses

WICHITA, Kan., Oct. 30, 2020 -- Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (“Spirit AeroSystems”) announced today it has completed, through its wholly-owned subsidiaries Spirit AeroSystems, Inc. (“Spirit”) and Spirit AeroSystems Global Holdings Limited (“Spirit UK”), its acquisition of select assets of Bombardier aerostructures and aftermarket services businesses in Belfast, Northern Ireland (known as Short Brothers); Casablanca, Morocco; and Dallas, United States.

“We are excited to finalize this strategic and transformational acquisition,” said Spirit AeroSystems President and CEO Tom Gentile. “The acquired sites bring expertise in engineering, innovation and advanced composites, and also aligns with our strategic priorities. With the addition of these sites, Spirit acquires the entire work package for the A220 wing manufacturing processes and technology, which are critical for the future of next-generation aircraft, and doubles our global world-class aftermarket services business.”

The acquired Bombardier operations employ approximately 3,300 people at three sites comprising approximately 3.4 million square feet. The backlog of work includes long-term contracts on the Airbus A220 and Bombardier business jets, along with world-class aftermarket services at two of the acquired sites.

At closing, Spirit/Spirit UK paid $275 million to Bombardier, and acquired certain liabilities as previously disclosed including the Short Brothers plc pension scheme and financial payment obligations under a repayable investment agreement between Short Brothers and the United Kingdom’s Department for Business, Energy and Industrial Strategy. On the first anniversary of closing, Spirit will make a special contribution of £100 million (approximately $130 million) to the Shorts pension scheme. The total enterprise valuation of the acquisition is $865 million.

Contact information:

Media: Molly Edwards, (316) 523-2479, molly.edwards@spiritaero.com

Investor Relations: (316) 523-7040

Aaron Hunt, aaron.w.hunt@spiritaero.com

Ryan Avey, ryan.d.avey@spiritaero.com

On the web: www.spiritaero.com

About Spirit AeroSystems

Spirit AeroSystems designs and builds aerostructures for both commercial and defense customers, focusing on affordable, innovative composite and aluminum manufacturing solutions to support customers around the globe. With headquarters in Wichita, Kansas, Spirit operates sites in the U.S., U.K., Malaysia and Morocco. The company's core products include fuselages, pylons, nacelles and wing components for the world's premier aircraft. More information is available at www.spiritaero.com

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